Exhibit 99.1

Press Release	Source: Click Commerce, Inc.

Click Commerce Completes bTrade, Inc. Acquisition
Tuesday July 6, 8:32 am ET

Assumes Leadership Position in Collaborative Commerce Solutions for Retail Channels

CHICAGO, July 6 /PRNewswire-FirstCall/ — Click Commerce, Inc. (Nasdaq: CKCM - News), a leading provider of software and services for business relationship management and compliance automation, today announced it has completed its acquisition of bTrade, Inc. This move will strengthen Click Commerce’s solution offering in its core markets and extend its reach into new markets. A leader in secure communications and trading partner management, bTrade has a premier customer list in manufacturing, financial services and consumer products verticals including Honda, Stanley Tools, Emerson, BankOne, ABN AMRO, Citibank, Unilever and RCA. The company has built an impressive service record with 200,000 users and offers both hosted and behind-the-firewall solutions.

Leveraging its expertise in communications protocols and trading partner management, bTrade has established itself as a leading provider in the market of product item synchronization, established by the Uniform Code Council (UCC) and identified as a key reference technology for radio frequency identification (RFID) supply chain enablement. UCC recently elevated bTrade to Value Added Services (VAS) solution partner status for which only one other solution provider was recognized. Home Depot and a national consumer package goods retailer have selected bTrade as their preferred partner supplier for product item synchronization with their 6000+ combined suppliers.

“We view the acquisition of bTrade as a natural extension of our mission to deliver collaborative commerce solutions for suppliers and their channel partners,” said Michael Ferro, Chairman and CEO of Click Commerce. “The current market momentum behind product item synchronization is bringing to light the broader inefficiencies of supplier — retailer relationships. The combination of bTrade’s established footprint in the retail market with our web-based application and integration platform enables us to deliver transaction management and process automation solutions to optimize the supplier — retailer supply chain.”

“I am very pleased to join the Click Commerce team. Our combined solution gives us substantial differentiation from our traditional competitors and a stronger value proposition for our clients and prospects,” said Kevin Stadler, VP of Sales for bTrade. “With the technology base and financial backing of Click Commerce, we are able to leverage our leadership position in product information management into supply chain optimization for retail markets.”

A privately held firm, bTrade was founded in 1990 and is headquartered in Irving, Texas. As consideration for the acquisition, Click Commerce is expected to issue approximately 700,000 shares of its common stock and fund the repayment of, or assume, approximately $1.25 million of existing bTrade indebtedness.

About Click Commerce, Inc.

Click Commerce (Nasdaq: CKCM - News) provides turnkey software and service solutions that enable global corporations to transform their business relationships to gain competitive advantage. Click Commerce solutions optimize processes, lower costs to serve partners and customers, increase brand loyalty, accelerate revenue, and improve customer service. Leading corporations and research institutions such as Microsoft, Delphi, Black & Decker, Carrier, Samsung, Subway, Kawasaki,

Logitech, Hitachi, Tellabs, Johns Hopkins University, the University of Washington, and the University of Pittsburgh have transformed their business relationships using the Click Commerce solutions. The company’s software is used by enterprises in more than 70 countries and 15 languages. More information can be found at http://www.clickcommerce.com.

Click Commerce® is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

About bTrade, Inc.

Headquartered in Irving, Texas, bTrade delivers e-commerce systems that provide companies of all sizes a scalable suite of product and services that reduce cost and accelerate business processes. bTrade currently hosts more than 2,500 companies, including FedEx, Honda, Citibank, Harley Davidson, Unilever and RCA. More information can be found at http://www.btrade.com.

Media:
Nancy Koenig
Click Commerce, Inc.
(415) 551-0621
nancy.koenig@clickcommerce.com

Investor:
Mike Nelson
Click Commerce, Inc.
(312) 377-3887
mike.nelson@clickcommerce.com